UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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§240.14a-12
Bank of Granite Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Bank of Granite
——— C O R P O R A T I O N ———
23 NORTH MAIN STREET
GRANITE FALLS, NORTH CAROLINA 28630
(828) 496-2000
Notice of Annual Meeting of Stockholders — April 28, 2008
TO OUR STOCKHOLDERS:
The Annual Meeting of Stockholders of Bank of Granite Corporation will be held on Monday, April 28, 2008 at 10:30 a.m. local time. The meeting will be held at the Holiday Inn — Select, 1385 Lenoir Rhyne Boulevard, S.E. (at Interstate 40, Exit #125), Hickory, North Carolina for the following purposes:
1.	To consider the election of eight persons named as nominees in the Proxy Statement dated March 20, 2008, which accompanies the Notice;

2.	To consider the ratification of the selection of Dixon Hughes PLLC as Bank of Granite Corporation’s independent accountants for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly be brought before the meeting or any adjournment thereof.
Only stockholders of record at the close of business on March 7, 2008 are entitled to receive notice of, and to vote at, this meeting.
Bank of Granite Corporation’s 2008 Annual Stockholders Meeting Proxy Ballot, Proxy Statement and its 2007 Annual Report and Annual Report on Form 10-K/A are enclosed with this Notice.
YOUR VOTE AND PROMPT RESPONSE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. YOUR PROMPT RESPONSE WILL SAVE YOUR COMPANY THE EXPENSES AND EXTRA WORK OF ADDITIONAL SOLICITATION.

By order of the Board of Directors
Bank of Granite Corporation

/s/ R. Scott Anderson
Granite Falls, North Carolina	R. Scott Anderson
March 20, 2008	Chief Executive Officer

Directions to
Bank of Granite Corporation’s
Annual Meeting

PROXY STATEMENT
SOLICITATION, VOTING AND REVOCABILITY OF PROXY
PRINCIPAL HOLDERS OF VOTING SECURITIES
CORPORATE GOVERNANCE
DIRECTOR NOMINEES
STOCKHOLDER COMMUNICATIONS WITH BOARD OF DIRECTORS
ETHICS POLICY
INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
DIRECTOR COMPENSATION
AUDIT COMMITTEE REPORT
ELECTION OF DIRECTORS
DIRECTORS/NOMINEES AND NONDIRECTOR EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
OPTION AWARDS
OPTION AWARDS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
TRANSACTIONS WITH OFFICERS AND DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RATIFICATION OF SELECTION OF ACCOUNTANTS
PROPOSALS FOR 2009 ANNUAL MEETING OF STOCKHOLDERS
OTHER BUSINESS

Bank of Granite
——— C O R P O R A T I O N ———
PROXY STATEMENT
SOLICITATION, VOTING AND REVOCABILITY OF PROXY
General
The accompanying Proxy is solicited by the Board of Directors of Bank of Granite Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held on April 28, 2008, and any adjournment thereof. The time and place of the meeting is set forth in the accompanying Notice of Meeting. The approximate date on which this Proxy Statement and the accompanying Proxy are first being mailed or given to stockholders of the Company is March 26, 2008.
Copies of the Company’s Annual Report and its Annual Report on Form 10-K/A for 2007 are provided with this Proxy Statement and have been sent to each stockholder. Stockholders and other interested parties may also obtain the Company’s recent filings with the Securities and Exchange Commission (the “SEC”) from the Company’s Internet site at www.bankofgranite.com under “Investor Relations-Stockholder Reports,” or through the SEC’s Internet site at www.sec.gov by searching for the Company’s Central Index Key of 0000810689.
Solicitation
All expenses of preparing, printing, and mailing the Proxy and the cost of all material used in the solicitation thereof will be borne by the Company. In addition to the mailings, proxies may be solicited in person or by telephone by directors, officers, and other employees of the Company, none of whom will receive additional compensation for their services.
Revocability of Proxy
The accompanying Proxy is revocable at any time prior to its exercise by filing a written request with Kirby A. Tyndall, Secretary, Bank of Granite Corporation, P.O. Box 128, Granite Falls, North Carolina, 28630, by voting in person at the Annual Meeting, by presenting a duly executed proxy bearing a later date or by following instructions provided by a broker through which you hold your shares.
Voting Securities and Vote Required for Approval
Only the holders of record of Common Stock of the Company at the close of business on March 7, 2008 are entitled to receive notice of the Annual Meeting of Stockholders and to vote on such matters to come before the Annual Meeting or any adjournment thereof. At the close of business on March 7, 2008, the record date, the Company had 15,438,000 shares of Common Stock outstanding, par value $1.00 per share, which is the only class of stock outstanding.
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting and any adjournment thereof.
Shares represented by proxies marked “Abstain” or “Withheld” and “broker non-votes” will be counted in determining whether a quorum is present, but will not be counted as having voted for or against the proposal in question. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all proposals because the broker does not have discretionary voting authority on some types of proposals and has not received instructions from its client as how to vote on such proposals.
Cumulative voting is not permitted, and stockholders do not have dissenters’ rights with respect to any of the matters to be considered.

Stockholders may designate a person or person other than those named in the enclosed Proxy to vote their shares at the Annual Meeting or any adjournment thereof. In each case where a stockholder has appropriately specified how the Proxy is to be voted, the Proxy will be voted in accordance with his or her specifications. Executed but unmarked Proxies that are returned to the Company will be voted (1) in favor of the slate of directors set forth in Proposal 1 (Election of Directors), and (2) in favor of Proposal 2 (Ratification of Dixon Hughes PLLC as the Company’s independent accountants). As to any other matter or business that may be brought before the Annual Meeting, or any adjournment thereof, a vote will be cast pursuant to the accompanying Proxy as recommended by the Board of Directors or, if no recommendation is given, in accordance with the judgment of the person or persons voting the same. The Company’s management and Board of Directors do not know of any other matter or business to be brought before the stockholders at the Annual Meeting.
Director nominees will be elected by a plurality of the votes cast. Plurality approval means that the eight (8) director nominees with the most votes will be elected. Proposal 2 (Ratification of Selection of Accountants) requires approval by a majority of the votes cast at the meeting.
The Board of Directors unanimously recommends a vote in favor of Proposals 1 and 2.
PRINCIPAL HOLDERS OF VOTING SECURITIES
As of March 7, 2008, our records and other information available from outside sources indicated that the following stockholder was a beneficial owner of more than five percent (5%) of the outstanding shares of the Company’s Common Stock. The information below is as reported in the stockholder’s filings with the Securities and Exchange Commission. To our knowledge, no other individual stockholder beneficially owned more than five percent (5%) of the Company’s outstanding Common Stock on the record date.

	Amount and Nature of Beneficial Ownership
	Common Stock
Name	Shares	Percent of Class
John A. Forlines, Jr. (1)	852,151	5.52%
36 Pinewood Road
Granite Falls, North Carolina 28630

Notes: (1)	Mr. Forlines has sole voting and investment power with regard to 832,574 shares of Common Stock. In addition, Mr. Forlines has investment power with regard to 19,577 shares of Common Stock held in Bank of Granite’s “tax-qualified” retirement plans for the benefit of Mr. Forlines.
On the record date, the Company’s Common Stock was owned by approximately 5,700 individuals and other entities, holding stock either as holders of record, holders of shares registered in street name or as beneficial owners.
CORPORATE GOVERNANCE
The Company and its Board of Directors remains committed to ethical business practices, transparency in financial reporting and effective corporate governance. We periodically compare our corporate governance practices with those of other companies, both in and out of our industry, as well as the requirements of the Sarbanes-Oxley Act of 2002 and The NASDAQ Global Select MarketSM in an effort to determine appropriate changes that serve to strengthen our corporate governance practices. Among the practices we believe add strength to our governance are the following:

General Practices
o	High ethical standards have long been a priority for our directors, management and employees.

o	Our directors, management and employees have agreed to abide by the Company’s Ethics Policy.

o	A substantial majority of our directors, seven of the eight, meet the NASDAQ criteria for “independent” directors.

o	Our nonemployee directors meet at least twice per year without management.

o	Our nonemployee directors have responsibility for management succession.

o	All loans to directors and their associates from the Company or its subsidiaries are approved by the Board of Directors and are made in compliance with the provisions of Federal Reserve Board Regulation O, specifically these loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with nonaffiliates and do not involve more than the normal risk of collectibility or present other unfavorable features. None of these loans are classified as non-accrual, restructured, or potential problem loans.

o	All deposit, investment, fiduciary or other relationships with the Company or any of its subsidiaries by directors or other affiliates are conducted in the ordinary course of business on substantially the same terms and conditions as available to other nonaffiliated customers for comparable transactions of the subsidiary involved.
Audit Committee Practices
o	The Committee operates under a charter approved by the Board of Directors, which charter is reviewed at least annually.

o	At least one Committee member meets the Securities and Exchange Commission criteria for a “financial expert.”

o	The Committee reviews our financial statements with management and the independent auditors.

o	The Committee makes inquiries of management as to the nature and management of significant risks inherent in our business activities.

o	The Committee makes inquiries of management as to the nature of significant judgments made by management in the preparation of our financial statements.

o	The Committee appoints, reviews and assesses the performance of our independent auditors.

o	The Committee approves all audit and non-audit services (including the fees therefor) performed by our independent auditors.

o	The Committee reviews and assesses the performance of our internal auditors.

o	The Committee periodically meets in executive session with the independent auditors or selected members of management.
Nominating and Corporate Governance Committee Practices
o	The Committee operates under a charter approved by the Board of Directors, which charter is reviewed at least annually.

o	The Committee makes recommendations to the Board regarding the size and composition of the Board.

o	The Committee recommends to the Board director nominees to be presented for consideration by the stockholders.

o	The Committee reviews management succession plans with the Board and the Chief Executive Officer.

o	The Committee develops and manages the self-evaluation process for the Board and each of its committees.

o	The Committee develops and recommends to the Board minimum standards and qualifications for director nominees.

o	The Committee reviews and recommends to the Board changes in the frequency, structure and content of Board meetings.

o	The Committee reviews directors fees and other compensation to be paid to directors and advises the Compensation Committee on such matters.

Compensation Committee Practices
o	The Committee operates under a charter approved by the Board of Directors, which charter is reviewed annually.

o	The Committee oversees our efforts to attract and retain executive management.

o	The Committee monitors the competitiveness of our compensation arrangements with executive management.

o	The Committee reviews our compensation arrangements with executive management and recommends such arrangements to the Board for approval.

o	The Committee periodically reviews our stock-based compensation plans, recommends revisions to such plans or new plans to the Board and approves grants made under such plans.
DIRECTOR NOMINEES
Our Board of Directors is responsible for nominating members to the Board and for filling vacancies on the Board that may exist between annual meetings of our stockholders. The Board has delegated the initial screening process for director nominees to the Nominating and Corporate Governance Committee, which has established certain general qualifications for Board membership. Although a director nominee is not required to meet each of the qualifications (except to the extent required by our bylaws), the Nominating and Corporate Governance Committee and the Board believe that all nominees should possess the highest personal and professional ethics, integrity and values, as well as practical wisdom, mature judgment and a commitment to representing the long-term interests of our stockholders. In addition, nominees should possess expertise that is useful to us and that complements the background and experience of other Board members. Director nominees should also be willing and able to devote the appropriate amount of time to our business, including regular attendance at director meetings and attendance of our annual stockholder meeting. Nominees should not have any significant conflicts of interest. Pursuant to our bylaws, our directors must have been residents of the State of North Carolina for at least one year prior to their election to the Board; therefore, the Nominating and Corporate Governance Committee and the Board will take residency of nominees into account in their evaluation. Nominees should also be familiar with our market area. Also in accordance with our bylaws, no non-employee director can be nominated for election or re-election to the Board after his or her 72nd birthday; provided that any such director will be eligible, in accordance with our bylaws, to serve as a non-voting “Director Emeritus.” The Nominating and Corporate Governance Committee and the Board will apply these criteria when evaluating all director nominees, including current board members being considered for nomination for re-election.
When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. Our Nominating and Corporate Governance Committee normally recommends and nominates individuals to serve as directors. However, stockholders may also nominate candidates for director, provided that such nominations are made in writing and are received at our executive offices by the required deadline which for the 2009 Annual Meeting of Stockholders will be December 26, 2008 (which is 90 days prior to the expected date of the 2009 Proxy Statement). Any nomination should be sent to the attention of the Company Secretary and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years. The nomination must also include home and business addresses and telephone numbers and include a signed representation by the nominee to timely provide all information requested by us as part of our disclosure in regard to the solicitation of proxies for the election of directors. The name of each such candidate for director must be placed in nomination at the Annual Meeting by a stockholder present in person. The nominee must also be present in person at the meeting. A vote for a person who has not been duly nominated pursuant to these requirements is void.
The Nominating and Corporate Governance Committee’s process for recommending board candidates begins with a preliminary assessment of each candidate based on his or her resume and biographical information. This information is evaluated against the criteria stated above and our needs at the time. After preliminary assessments, the candidates who appear best suited to fill vacancies may be invited to participate in a series of interviews, although incumbent directors will generally not be required to interview again. On the basis of information learned during this process, the Nominating and Corporate Governance Committee will determine which nominees to recommend to the Board. The Committee does not currently use the services of any third-party search firm to assist it in identifying or evaluating candidates.

STOCKHOLDER COMMUNICATIONS WITH BOARD OF DIRECTORS
The Board provides a process for stockholders to send communications to the Board or any of the directors. Stockholders may send written communications to the Board or to any of the directors c/o Kirby Tyndall, Secretary, Bank of Granite Corporation, P.O. Box 128, Granite Falls, North Carolina, 28630. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.
ETHICS POLICY
We have adopted a written Ethics Policy that applies to all directors, officers and employees, including our chief executive officer and chief financial officer. The Ethics Policy is available on our website at www.bankofgranite.com under “Investor Relations — Corporate Governance”. Copies are available, free of charge, upon written request to Kirby Tyndall, Secretary, Bank of Granite Corporation, P.O. Box 128, Granite Falls, North Carolina, 28630.
INFORMATION ABOUT THE BOARD OF DIRECTORS
AND COMMITTEES OF THE BOARD
The Boards of Directors of both the Company and our bank subsidiary, Bank of Granite (the “Bank”), are composed of the same persons. The Board of Directors of our mortgage bank subsidiary, Granite Mortgage, Inc., is composed of the Company’s Chairman, its Chief Executive Officer, its Secretary/Treasurer and Granite Mortgage’s Chief Executive Officer.
Our Board of Directors has determined that each of our 2008 director nominees, other than R. Scott Anderson, meets the current independence requirements under the listing standards of The NASDAQ Global Select MarketSM. The Board has also determined that each of the members of our Audit Committee is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934.
The Board based these determinations primarily on a review of the responses of our directors to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the directors.
During the fiscal year ended December 31, 2007, the Company’s Board of Directors held 14 meetings, the Bank’s Board held 14 meetings and Granite Mortgage’s Board held 4 meetings. All members of the Company’s Board attended 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by committees of the Board of which they are members. It is our policy that all of our directors attend the Annual Meeting of Stockholders. All of the nominees at the 2008 Annual Meeting of Stockholders attended the 2007 Annual Meeting.
Director compensation arrangements for 2008 have not yet been addressed by the Board of Directors and currently remain the same as 2007 and 2006, as described in our Report on Form 8-K, dated April 17, 2006. The Bank’s Board supervises the Bank’s compensation matters. Granite Mortgage’s Board makes recommendations to the Company’s Board regarding Granite Mortgage’s chief executive officer’s compensation package. The Company’s Board has standing audit, nominating and corporate governance, and compensation committees. The functions, composition and frequency of meetings for the Audit, Nominating and Corporate Governance, and Compensation Committees in fiscal year 2007 were as follows:

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE - The Nominating and Corporate Governance Committee is currently composed of independent directors Boyd C. Wilson, Jr., Chairman, Leila N. Erwin, Hugh R. Gaither, and James Y. Preston. All members of the Committee are independent under the standards of The NASDAQ Global Select Market.SM The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors with respect to nominees for election as directors. The Nominating and Corporate Governance Committee will consider stockholder nominees for Company Board membership. Any stockholder wishing to nominate a candidate for director must follow the procedures set forth in the section of this Proxy Statement entitled “Director Nominees.” During 2007, the Nominating and Corporate Governance Committee held 2 meetings. A more complete description of the functions of the Nominating and Corporate Governance Committee is provided in the “Corporate Governance” section of the proxy statement and in the Committee’s charter, which was approved by the Board on February 12, 2007, a copy of which can be viewed on our website at www.bankofgranite.com under “Investor Relations — Corporate Governance.”
COMPENSATION COMMITTEE - The Compensation Committee is currently composed solely of independent directors Hugh R. Gaither, Chairman, Joseph D. Crocker, Paul M. Fleetwood, III, and James Y. Preston. None of the members of the Compensation Committee is a current or former officer of the Company or any of its subsidiaries. The Compensation Committee annually reviews and recommends to the Board for approval the compensation of all of our executive officers and considers recommendations by our management regarding the granting of stock options. The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees of its members. It also has the authority to engage outside consultants and advisors, including compensation consultants. The Compensation Committee reports annually to our stockholders regarding its role in the Compensation Discussion and Analysis section of this Proxy Statement, as set forth below under “Compensation Committee Report.” Additional information about the Committee and its functions can be found in the “Corporate Governance” section of this proxy statement and in the Committee’s charter approved by the Board of Directors on January 16, 2007, which can be viewed on our website at www.bankofgranite.com under “Investor Relations — Corporate Governance.” The Compensation Committee held 4 meetings during 2007.
AUDIT COMMITTEE - The Audit Committee is currently composed solely of independent directors Paul M. Fleetwood, III, Chairman, Joseph D. Crocker, Hugh R. Gaither, and Boyd C. Wilson, Jr., CPA. The Audit Committee, whose members are neither officers nor employees of the Company or the Bank, includes among its responsibilities: the review of annual and interim financial statements and any related certifications, reports or opinions; the general oversight of the internal audit function; the review of external audit and regulatory examination findings; the selection, retention and performance of our independent accountants; the review of the integrity and adequacy of financial reporting processes; the review of the effectiveness of the internal and external audit processes; and the establishment and review of the adequacy of procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters. Additional information about the Committee and its functions can be found in the “Corporate Governance” section of this proxy statement and in the Committee’s charter, approved by the Board of Directors on February 12, 2007, which can be viewed on our website at www.bankofgranite.com under “Investor Relations — Corporate Governance.” The Board has determined that Mr. Wilson qualifies as an “audit committee financial expert” for purposes of the rules and regulations of the Securities and Exchange Commission, and that Mr. Wilson and all other members of the Audit Committee are independent directors under the independence requirements of The NASDAQ Global Select MarketSM and the Securities and Exchange Commission.

DIRECTOR COMPENSATION
In 2007, we paid each of our non-employee directors the following compensation:
•	an annual retainer of $10,000;

•	a fee of $500 for each board meeting they attended, including Bank board meetings; and

•	a fee of $250 for each board committee meeting they attended ($400 for the committee chair), including Bank committee meetings.
Directors who are also our employees do not receive any additional compensation for their service as directors, including for their service as directors of our subsidiaries.
The following table shows the total compensation we paid our non-employee directors in 2007 for their service on the Company’s board and the Bank board. There were no director fees in 2007 for Granite Mortgage.

Fees
Earned or
Paid in Cash
Name	in 2007
(a)	(b)

John N. Bray (1)	$34,750

Joseph D. Crocker	$22,250

Leila N. Erwin	$19,000

Paul M. Fleetwood, III	$25,800

Hugh R. Gaither	$22,850

Bob J. McCreary (2)	$500

James Y. Preston (3)	$24,650

Boyd C. Wilson, Jr., CPA	$24,550

The only director compensation in 2007 was from fees earned or paid in cash.

(1)	Mr. Bray’s 2007 compensation includes $10,000 for a one-time discretionary bonus relating to his duties as Vice-Chairman.

(2)	Mr. McCreary resigned from the Board on January 19, 2007.

(3)	Mr. Preston had 8,587 options outstanding and exercisable as of December 31, 2007, with expiration dates ranging from 2009 to 2012 and exercise prices ranging from $5.74 to $9.54. These options were granted to Mr. Preston when he was chairman of First Commerce Corporation, which we acquired in 2003.

AUDIT COMMITTEE REPORT
In accordance with its written charter, which was amended by the Board of Directors on February 12, 2007, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. During 2007, the Audit Committee held 6 meetings. The Audit Committee Chair, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly report with the Chief Financial Officer and independent auditors prior to the publication or filing of such quarterly report.
In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and us that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of our internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.
The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.
The Audit Committee reviewed our audited financial statements as of and for the year ended December 31, 2007 with management and the independent auditors. Management has the responsibility for the preparation of our financial statements, and the independent auditors have the responsibility for the examination of those statements. Based on this review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to stockholder ratification, of the independent auditors, and the Board concurred in such recommendation.
The Audit Committee has considered whether the provision of non-audit services by its independent auditors is compatible with maintaining the auditor’s independence and has concluded that the provision of such services does not interfere with the independence of our auditors.

Bank of Granite Corporation
Audit Committee of the Board of Directors

Paul M. Fleetwood, III, Chairman
Joseph D. Crocker
Hugh R. Gaither
Boyd C. Wilson, Jr., CPA

ELECTION OF DIRECTORS
(Proposal 1)
Eight directors are being considered for election at the Annual Meeting, each to hold office for one year or until a successor is elected and qualified. Although the Board’s size is currently set at nine, there are currently no plans to fill the vacant position. Accordingly, only eight nominees are being recommended at this time, and proxies may be voted only for eight nominees. The Company’s directors/nominees are shown below along with biographical summaries and a statement of beneficial ownership of Common Stock. The information is presented, unless otherwise indicated, as of March 7, 2008.
All of the nominees shown below, with the exception of R. Scott Anderson, have been previously elected as directors by the Company’s stockholders and are currently serving on the Board of Directors. Mr. Anderson was unanimously recommended as an appointee by the Company’s Nominating and Corporate Governance Committee. Charles M. Snipes is not standing for re-election to the Board.
All nominees have indicated that they are willing to serve as directors if elected. In the event a nominee becomes unwilling or unable to serve as director, which is not anticipated, the shares represented by proxy will be voted for the Board’s substitute nominee.
The Board of Directors unanimously recommends that the stockholders elect the Nominees shown in the following table by voting FOR Proposal 1. Proxies cannot be voted for a greater number of persons than the number of named nominees.
DIRECTORS/NOMINEES AND NONDIRECTOR EXECUTIVE OFFICERS
Biographical summaries, including principal occupations during the last five years, of the Company’s directors/nominees and executive officers are presented below.
NOMINEES
R. Scott Anderson was named Chief Executive Officer of the Company and the Bank on January 22, 2008. He has served as President of the Company and the Bank since December 18, 2006. Mr. Anderson has also served as Chief Operating Officer of the Bank from May 2004 through January 2008. Prior to joining the Bank in May 2004, Mr. Anderson served as Commercial Banker from 2003 to 2004, Trust Division Manager from 2002 to 2004 and Central Region President from 2000 to 2001 for RBC Centura, one of the five largest banks headquartered in North Carolina. From 1997 to 2000, Mr. Anderson also served as President of Bank of Mecklenburg in Charlotte, North Carolina.
John N. Bray is Chairman and Chief Executive Officer of Vanguard Furniture, Incorporated, a furniture manufacturing company headquartered in Hickory, North Carolina, where he has served since 1970. Mr. Bray has also served as Director of Vanguard Furniture since 1970 and as director of the Company and the Bank since 1992.
Joseph D. Crocker is Director of Operations of the Z. Smith Reynolds Foundation in Winston-Salem, North Carolina, where he has served in such capacity since 2005. Prior to 2005, Mr. Crocker was Senior Vice President and Community Affairs Manager for the Carolinas for Wachovia Bank, a large commercial bank headquartered in North Carolina. Mr. Crocker has served as director of the Company and the Bank since 2006.
Leila N. Erwin is President of Morris Investment Company of Charlotte, North Carolina, where she has served since 2001. Ms. Erwin also owns More Lace Gift Shop of Morganton, North Carolina, which she opened in 1988. Ms. Erwin has served as director of the Company and the Bank since 2005.

Paul M. Fleetwood, III is President of Corporate Management Services, Incorporated, a real estate management company, and Treasurer of Catawba Valley Building Supply, Incorporated, a retail supplier of building materials, both of Hickory, North Carolina, where he has served in such capacities since 1977. Mr. Fleetwood has served as director of the Company and the Bank since 1998.
Hugh R. Gaither is President and Chief Executive Officer of Flagship Brands, LLC, a distributor of branded performance socks, headquartered in Conover, North Carolina, where he has served in such capacity since 2001. Mr. Gaither has served as director of the Company and the Bank since 1997.
James Y. Preston is Of Counsel to Parker Poe Adams & Bernstein LLP, Attorneys and Counselors at Law, serving North and South Carolina. He has served in such capacity since July 2004, and previously served as a Partner from January 1965 to June 2004. Mr. Preston has served as Director of the Company and the Bank since 2003. Mr. Preston previously served as Chairman and director of First Commerce Corporation, which was acquired by the Company in 2003.
Boyd C. Wilson, Jr., CPA is Executive Vice President of Broyhill Investments, Inc., an investment company located in Lenoir, North Carolina, where he has served in such capacity since 2005. Mr. Wilson also serves as Vice President and Chief Financial Officer of BMC Fund, Inc., a regulated investment company located in Lenoir, North Carolina, where he has served in such capacity since 2006. From 2002 to 2005, Mr. Wilson served as Vice President of Finance and Administration of Kincaid Furniture Company, Incorporated, a furniture manufacturer located in Hudson, North Carolina. Mr. Wilson has served as director of the Company and Bank since 1996.
NONDIRECTOR EXECUTIVE OFFICERS
Kirby A. Tyndall, CPA is Executive Vice President, Secretary, Treasurer and Chief Financial Officer of the Company and the Bank, where he has served in such capacities since 1997. Mr. Tyndall has also served as director, Secretary, and Treasurer of Granite Mortgage since 1997.
Gary L. Lackey is President and Chief Executive Officer of Granite Mortgage, where he has served in such capacities since he founded Granite Mortgage in 1985. Mr. Lackey has also served as director of Granite Mortgage since 1985. The Company acquired Granite Mortgage in 1997.
D. Mark Stephens is Senior Vice President and Chief Information Officer of the Bank, where he has served in such capacities since 1998.
Jefferson C. Easley, age 45, is Senior Vice President and Chief Credit Officer of the Bank, where he has served in such capacities since July 2007. Prior to joining the Bank, Mr. Easley served as Chief Credit Officer of The Fidelity Bank in North Carolina from 2004 to 2007, Risk Management Team Leader-Western North Carolina of Wachovia Bank NA from 2002 to 2004, and various other positions with Wachovia Bank from 1985 to 2002.
Wyman C. Upchurch, age 62, is Senior Vice President and Office Administrator of the Bank, where he has served in such capacities since 1997.
Karen B. Warlick, age 50, is Senior Vice President and Director of Human Resources of the Bank, where she has served in such capacities since 2003. From 2001 to 2003, Ms. Warlick was Commercial Administrative Officer for Wachovia Bank NA, a large commercial bank headquartered in North Carolina.
The number of shares of Company common stock shown below as beneficially owned by the directors/nominees, and executive officers are those owned as of March 7, 2008. Unless otherwise indicated, each director/nominee or executive officer has sole voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The source of information provided in the table is our stockholder records and inquiries to directors and officers.

					Ownership
Name of Director/Nominee	Age on		Amount and Nature		as % of
or Named Nondirector	Mar. 7,	Director	of Beneficial		Common
Executive Officer	2008	Since	Ownership		Stock

DIRECTORS/NOMINEES

John N. Bray	66	1992	6,449	direct	*
Conover, N.C.			1,835	indirect(2)

Joseph D. Crocker	55	September	507	direct	*
Winston-Salem, N.C.		2006	—	indirect

Leila N. Erwin	55	2005	1,650	direct	*
Morganton, N.C.			1,650	indirect(2)

Paul M. Fleetwood, III	60	1998	177,500	direct	1.15%
Hickory, N.C.			—	indirect

Hugh R. Gaither	57	1997	749	direct	*
Newton, N.C.			—	indirect

James Y. Preston	70	2003	5,975	direct	*
Mooresville, N.C.			8,587	indirect(3)

Charles M. Snipes	74	1982 (1)	201,888	direct	1.44%
Hickory, N.C.			1,406	indirect(2)
			6,836	indirect(3)
			11,821	indirect(4)

Boyd C. Wilson, Jr., CPA	55	1996	21,997	direct	*
Lenoir, N.C.			12,590	indirect(2)

R. Scott Anderson	52	n/a	13,250	direct	*
Hickory, N.C.			5,000	indirect(3)
			—	indirect(4)

NAMED NONDIRECTOR EXECUTIVE OFFICERS

Kirby A. Tyndall	53	n/a	16,247	direct	*
Hickory, N.C.			4,882	indirect(3)
			2,042	indirect(4)

Gary L. Lackey	57	n/a	2,343	direct	*
Winston-Salem, N.C.			1,953	indirect(3)

D. Mark Stephens	50	n/a	3,728	direct	*
Granite Falls, N.C.			1,172	indirect(3)
			1,811	indirect(4)

Directors/Nominees and Nondirector Executive Officers as a Group (15 persons)			457,686 69,375	direct indirect (2,3,4)	3.41%
The Director/Nominees and Named Nondirector Executive Officers listed in the above table that had shares of our Common Stock pledged as security as of March 7, 2008 were: Paul M. Fleetwood III, 176,562 shares; Charles M. Snipes, 9,374 shares; and D. Mark Stephens, 3,125 shares.

Notes:	*	Indicates beneficial ownership of less than 1%.
	(1)	Includes services to the Bank prior to the Company’s organization as the holding company for the Bank on January 30, 1987.

	(2)	Shares of stock indirectly owned include those held in their spouse’s name or by corporations controlled by such individuals.

	(3)	The indirect stock ownership shown for the named executive officers consists of those shares of our Common Stock obtainable by such individuals within 60 days of March 7, 2008 pursuant to stock options. Mr. Preston’s options were granted by the former First Commerce Corporation prior to it being acquired by the Company. No other directors currently have options to purchase shares of our common stock.

	(4)	The indirect stock ownership shown for the named executive officers consists of those shares of our Common Stock held in the Bank’s “tax-qualified” retirement plans for the benefit of the named executive officer, who has investment power, but no voting power, with regard to such shares.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Overview and Objectives
We believe that a strong management team is critical as we address the challenges facing our company. The board has designed our executive compensation program with the primary objectives of retaining and attracting skilled executive officers. The executive compensation program is also designed to reward our executive officers for their contributions in reaching our performance goals, which have the ultimate objective of enhancing stockholder value.
For approximately the first 90 years of our existence, the prosperity of the textile and furniture industries in the Catawba Valley, our primary market area, fueled much of our growth, permitting management to focus on efficiency and profitability. As the textile and furniture industries struggled in recent years, we have focused on diversifying our markets, asset growth and loan portfolios. Over the last five years, we have expanded our geographic reach by acquiring and adding operations in five new markets in North Carolina (Charlotte, Winston-Salem, Boone, Statesville and North Wilkesboro). Although our market expansion has been productive, adverse economic conditions in the Catawba Valley have continued to create significant challenges for our enterprise.
Under these conditions, our ability to retain and attract talented executive officers is of paramount importance. In the view of our board of directors, a competitive executive compensation program, as compared to programs at similarly situated financial institutions, is vital to our efforts to retain and attract executives. Accordingly, over the past few years, the compensation committee and the full board increasingly have focused on ensuring that our executives have the ability to earn competitive compensation packages, as compared to their peers at similarly situated financial institutions.
In addition, the board has designed some elements of our executive compensation program—specifically, annual bonuses and stock-based compensation—primarily to provide management with incentives to reach specific corporate and strategic goals and to strive for better overall results for our company. The board believes these incentives ultimately enhance our value to stockholders.
Governance of the Program
The Role of the Board and the Compensation Committee
Both our board of directors and the compensation committee play integral roles in our executive compensation program. The committee, which operates pursuant to a written charter, consists entirely of independent directors. Other than Charles Snipes, all members of our board of directors are independent. The board believes that our directors’ independence, as well as their extensive experience as business leaders and their broad knowledge of executive compensation programs, make them well suited to judge appropriate levels of compensation for our executive officers.
Until 2003, the full board acted as our compensation committee in reviewing and setting executive compensation levels. That year, the board appointed a separate compensation committee of independent directors and delegated to that committee the initial review and approval of our executive officers’ annual salaries, target incentive bonuses, discretionary retirement plan contributions and any equity compensation. However, the board retained final authority for all matters related to the compensation of our executive officers.
As a result of this division of labor, we have a multi-step process for setting the levels of these annual compensation elements for our executive officers. First, the committee considers and discusses the appropriate annual compensation levels, based on performance as measured against individual and corporate goals and objectives. Then, it recommends to the board specific compensation levels for each officer. The board considers the committee’s recommendations and either approves or revises them.
The board also sets the performance targets for our annual incentive bonus plan based on the committee’s recommendations.
In addition to its delegated responsibilities regarding the annual compensation of executive officers, the committee periodically reviews our equity compensation plans and recommends revisions or new plans to the board.

The board retains primary authority for administering all of our compensation and benefit plans, including retirement plans. The board also approves all contracts with the bank’s executive officers, including the officers’ SERP agreements, split dollar life insurance agreements and change of control agreements.
Until 2007, the Granite Mortgage board was responsible for setting the compensation of Mr. Lackey, its CEO. In February 2007, our board of directors and compensation committee assumed responsibility for Mr. Lackey’s compensation. Accordingly, his base salary and incentive bonus are now set using the process described above, and our board of directors will approve any changes to his employment agreement.
The Role of Management
Our CEO plays a major role in the process of setting compensation levels for our other executive officers. He evaluates their performance and reports his evaluations to the compensation committee. The CEO also gives the committee his recommendations for the officers’ base salaries and target bonuses, and for any equity compensation awards he believes are appropriate. The committee uses his recommendations and reports, in addition to the members’ own evaluations of the officers, in recommending annual compensation levels to the board.
For the last several years, Mr. Snipes recommended a freeze or reduction in his annual compensation (base salary or incentive bonus). He has never recommended an increase in his annual compensation, and he was not present when the full board considered matters pertaining to his compensation.
The CEO and other members of management participate in the process of setting the performance targets for bonuses under our annual incentive plan. Management recommends these targets, which generally come from the annual budget approved by the board, and the board either approves or revises management’s recommendations.
Market Competitiveness Data
The committee and the board make many of their decisions about executive compensation after evaluating data about compensation programs and levels at similarly situated financial institutions. We consider institutions to be similarly situated to us based on asset size and, in some cases, market locations. In addition, we generally consider compensation data only from publicly traded financial institutions. We use data that appears in other institutions’ proxy statements or that is otherwise a available to the general public, as well as data from trade organizations to which we belong.
In establishing compensation for 2007, the committee reviewed compensation information from the following companies: BNC Bancorp, Capital Bank Corporation, First Bancorp, FNB United Corporation, LSB Bancshares, Inc., Southern Community Financial Corporation and Yadkin Valley Financial Corporation. Although the committee used this information as its starting point in setting compensation levels, the compensation packages for executive officers may vary from the peer group benchmarks. The committee focuses on both individual and company performance in deciding whether to increase or decrease compensation opportunities as compared to the peer group benchmarks.
Program Elements
In-Service Compensation
Base salary
We pay each of our executive officers a base salary to give them a relatively secure baseline level of compensation. They receive this salary without regard to any measure of corporate performance. Individual performance, including contribution to company performance, however, as subjectively evaluated by the CEO (in the case of officers other than himself) and by the committee and the board, plays a role in the setting of the next year’s base salary for most executive officers. Market data about the base salaries of top executives at similarly situated financial institutions also plays a role in the setting of our executives’ salaries.

After evaluating the named executive officers’ performance during 2006, the CEO, compensation committee and full board concluded that each officer had performed his management and operational responsibilities well and had contributed to our strong operating performance in 2006. Based on these evaluations and on the market compensation data we received in 2006, the board increased the base salaries of the named executive officers to the amounts shown in column (c) of the summary compensation table on page 14. These increases were all between 5% and 8%. The compensation committee and the board had approved more significant increases (a range of 6% to 16% ) for the prior year in order to raise salaries for our executive officers to levels that are more comparable to our peer group benchmarks. In May 2007, the board increased Mr. Lackey’s annual base salary approximately 9%, to $156,000. Prior to this increase, Mr. Lackey’s annual base salary had not been changed since 2003. The committee and the board believe these salaries generally reflect each individual’s importance to our business, and that the salaries of the officers other than our CEO fall in an appropriate range below the CEO’s salary.
Annual bonus
Beginning in 2005, we implemented an annual bonus plan to provide incentives for executive officers to help us reach our operational and strategic goals. Each of our named executive officers except Mr. Lackey, the CEO of Granite Mortgage, participated in this plan for 2007.
Each year, the board sets performance targets for five measures: earnings per share, loan growth, deposit growth, provisions for loan losses and return on average equity. The board selected these five measures because it believed they drive the Company’s performance, correspond to stockholder expectations and are the most important measures for enhancing stockholder value.
The five performance measures have weighting factors. The 2007 weightings, which were unchanged from 2006 are as follows:

Earnings per share	45%
Loan growth	15%
Deposit growth	15%
Return on average equity	15%
Loan loss provisions	10%
Each officer who participates in this plan has a target total bonus, which is based on a percentage of his or her salary. The 2007 percentages adopted by the board were the same as those used in 2006: 35% of base salary for the CEO, 30% for the president and chief operating officer and for the chief financial officer and 25% for the other participating officers.
Each measure has a performance tier below the target and a performance tier above the target. If we do not achieve the lower performance level, the officers will not receive a bonus based on that measure. If we achieve performance at or above the lower performance level, but below the target level, the officers receive 75% of the target bonus for that measure. If we achieve the higher level, the officers receive 125% of the target bonus for the measure. The board believes these threshold and maximum bonus levels represent a reasonable range of bonus opportunities around the target.
The performance tiers are generally in a fairly tight range around each performance target. For example, the 2007 threshold goal for earnings per share was 95% of the target, and the maximum goal was 105% of target. At the time the board set these performance tiers, it believed, based on historical performance and established budgets for 2007, that achieving the target level for each measure was more likely than not. It believed performance at the lower level, i.e., the level corresponding to 75% of the target bonuses, was probable, and that performance at the higher level (corresponding to bonuses at 125% of target) was possible. We did not meet our performance goals in 2007. Accordingly, we did not pay any bonuses to our named executive officers for 2007.
The formula for determining the Granite Mortgage CEO’s incentive bonus for 2007 is set out in his employment agreement. Under this formula, Mr. Lackey earns a monthly bonus that is equal to a percentage of Granite Mortgage’s earnings before income taxes. See “Executive Compensation - Summary Compensation Table — Employment Agreement of Granite Mortgage CEO.” This is the same annual incentive formula that we have used since 2003 and the one that Granite Mortgage used prior to the acquisition. Our board believes that continuing this formula has been appropriate in order to tie Mr. Lackey’s incentive bonus directly to the profits contributed by Granite Mortgage. In 2007, we paid $47,607 to Granite Mortgage’s CEO under this formula.

     Long-term incentive compensation
We have sometimes provided longer-term incentive compensation in the form of stock options to better align the interests of our executive officers (and other employees) with those of our stockholders. At our 2007 annual meeting, our stockholders approved a new equity compensation plan. This plan provides us with the ability to issue a full range of equity awards, including stock options, restricted stock, stock appreciation rights, and other awards the vesting of which is contingent on performance.
Resulting primarily from our 2007 operating performance, no equity awards were issued to named executive officers in 2007. We have not frequently utilized equity awards in the past, and we do not yet have a definitive strategy for making regular awards under this plan. However, the board believes that having the ability to grant equity awards is an important option.
     Other benefits and perquisites
Our executive officers also receive the following benefits, which we provide to all fulltime employees as compensation for their services to us:
•	group health and dental insurance, for which we pay a portion of the cost;

•	life insurance, accidental death and disability insurance and long-term disability insurance, for which we pay; and

•	optional term life insurance, for which the employee pays.
We provide these insurance benefits because we believe they are a standard part of the compensation package available to salaried employees for a company of our size.
We offer our CEO the use of a company-owned automobile and include the portion of his personal use in his taxable compensation. In addition, we provide the Granite Mortgage CEO with an automobile allowance, the amount of which is set in his employment agreement. We also pay membership dues to social and/or civic clubs for certain officers, including all of the named executive officers except Mr. Stephens. The board has approved these perquisites because it believes they are part of a competitive compensation arrangement for public company officers. In addition, the board believes that the social and civic club memberships provide the officers with valuable opportunities to build and cement customer contacts.
Retirement and Other Post-Termination Compensation
     Employee savings plan, 40l(k) plan and savings SERP
Participation in our tax-qualified employee savings plan (referred to in prior years as our profit-sharing plan), or in Granite Mortgage’s 40l(k) plan, is available to all of our full-time employees. We provide these plans to allow our employees to save money for retirement in a tax-advantaged manner. All of our named executive officers currently participate in one of these plans. For each participant in our employee savings plan in 2007, we contributed 8% (the minimum percentage under the plan) of the participant’s qualifying cash compensation. In 2006 and 2005, we contributed 15% of each participant’s qualifying cash compensation. The board approved a reduced contribution level for 2007 because we did not achieve our budgeted level of net income. For each participant in Granite Mortgage 40l(k) plan, including its CEO, we contributed 50% of participant contributions, up to a maximum of 7.5% of the participant’s qualifying cash compensation. This is the level of matching contribution that the plan prescribes, and it has not been changed since we acquired Granite Mortgage in 1997.
In addition, we provide a supplemental defined contribution plan that we now call our “savings SERP.” The purpose of this plan is to help replace employee savings plan contributions not permitted due to federal tax code compensation limitations. Any employee whose cash compensation for a particular year exceeds these federal tax code limitations automatically participates in the savings SERP that year. Mr. Snipes and Mr. Anderson were the only named executive officers who participated in the plan in 2007. The board believes replacing these savings plan contributions through the savings SERP is an appropriate means of helping participants plan for retirement income that is proportionate to their annual compensation. In addition, the board believes the savings SERP provides participants with a longer-term inducement to remain employed with us.

     Officer’s SERP and related death benefits agreements
Our executive officers who are bank employees also participate in a supplemental retirement plan that we call the “officers’ SERP.” This group includes all of the named executive officers except Mr. Lackey.
In 2007, the officers’ SERP was structured as a defined benefit plan under which participants will receive annual retirement benefits. Each participant’s annual benefit would be a fixed amount for a certain number of years and then would fluctuate based on the performance of one or more universal insurance policies that we purchased on his life. The board set the officers’ fixed benefit amounts based on their then-current salaries and on the expected performance of the related life insurance policies.
At the end of 2007, we amended the officers’ SERP, effective as of January 1, 2008. As amended, each participant’s annual benefit will be a fixed amount. The board has set each officers’ fixed benefit amount as a percentage of his final salary, subject to a specified maximum annual amount for each officer.
We accrue expense each year for our obligations under the officers’ SERP. We refer to the total amount we have accrued for each officer as the officer’s “accrued liability reserve account.” However, we have not set these amounts aside in a trust or otherwise, and they would be available to satisfy our creditors in the event of our insolvency.
The board believes the officers’ SERP, like the profit-sharing SERP, induces participants to remain employed with us over the longer term. It also provides a valuable additional retirement benefit that the board believes is appropriate to help the officers prepare for retirement. Finally, the board believes an additional retirement plan of this general type is an important part of a competitive executive compensation package.
Through 2007, the officers’ SERP also provided a death benefit for participants. The amount of this benefit was equal to the remaining balance, if any, in the officer’s accrued liability reserve account. The amendment to the officers’ SERP that took effect on January 1, 2008 provides that the death benefit will be discontinued when an officer reaches normal retirement age. We also have agreed that if Mr. Snipes has not yet received 10 annual benefit payments under the officers’ SERP at the time of his death, we will pay his beneficiary a lump sum equal to the present value of the remaining benefit payments.
We have also entered into split dollar life insurance agreements to provide an additional death benefit for the officers who participate in the officers’ SERP. For additional information about these agreements, see “Executive Compensation—Potential Payments Upon Termination or Change in Control.” The board set the level of these death benefits based on the cost to the bank to provide the benefits and its view of the appropriate maximum benefit level. Subject to approval of each participating officer, we have amended these arrangements effective as of January 1, 2008 to provide that the death benefit will be discontinued when an officer reaches normal retirement age.
We have agreed to provide these death benefits under the officers’ SERP and the split dollar life insurance agreements because the board believes that they are appropriate additional compensation for the officers’ prior service and that providing death benefits is a competitive executive compensation practice. We believe that the 2007 amendments, which discontinue the death benefits at retirement age are appropriate in view of current market and accounting practices. The plan and the split dollar agreements are a cost-effective means of providing these death benefits because we own the life insurance policies on which the arrangements are based.
     Change of control agreements
We have entered into change of control agreements with each of our executive officers other than the Granite Mortgage CEO. The board’s purpose in approving these agreements was to encourage a smooth transition in the event of an actual or potential change in the control of our company or the bank. Under each of these agreements, we have agreed to provide the officer with specified payments and benefits if we or our successor were to terminate the individual’s employment for reasons other than for “cause,” or the individual voluntarily terminated his employment for a “good reason” (in each case as defined in the agreements), in connection with or within a specified period of time after a change of control of our company or the bank. Because the officer must leave the company before becoming entitled to these payments and benefits, the agreement has a “double trigger” — the first trigger is the change of control, and the second trigger is the termination, other than for “cause” or for “good reason.” The requirement of the second trigger provides the incentive for the officer to stay with us in the event of a change in control.
For more information about these payments and other benefits, see “Executive Compensation - Potential Payments Upon Termination or Change in Control.” The board has reviewed the amounts that are potentially payable under these agreements and believes that they are reasonable in light of the agreements’ purpose.

     Employment agreement with Granite Mortgage CEO
When we acquired Granite Mortgage in 1997, we assumed the terms of the company’s employment agreement with its CEO, Mr. Lackey. In 1999, the Granite Mortgage board of directors entered into a new agreement with Mr. Lackey that was to expire December 31, 2003. In May 2003, the Granite Mortgage board decided to revise this agreement, primarily to extend its term and thereby provide for Mr. Lackey’s continuing employment with Granite Mortgage.
This revised agreement has a rolling term of 1,094 days — about three years. Under this agreement, if we were to terminate Mr. Lackey without cause, we would have to pay him his salary and bonus for the remaining three-year term. In addition, if we materially reduced Mr. Lackey’s salary or changed the terms of his incentive bonus, he would have the right to resign upon one year’s notice, and to continue receiving his salary and bonus during that one-year period. In exchange, Mr. Lackey agreed to be bound by non-competition and non-solicitation covenants for two years after he leaves the company for any reason. The Granite Mortgage board believes continuing this agreement is appropriate in light of the critical role Mr. Lackey plays in the performance of Granite Mortgage.
Conclusions
Our board and its compensation committee have considered each of the elements of the named executive officers’ compensation, as described above. They have also considered the total amount of in-service and retirement compensation these elements provide (or potentially provide) to the officers. Both the board and the committee believe the amount of each element, and the total amount of compensation, for each named executive officer, is reasonable and appropriate in light of the officer’s experience and individual performance, our strong operating performance in 2006 and the officer’s contributions to that performance, and the resulting enhancement to stockholder value.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the section entitled “Compensation Discussion and Analysis.” Based on this review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K/A for the year ended December 31, 2007.
Bank of Granite Corporation
Compensation Committee of the Board of Directors
Hugh R. Gaither, Chairman
Joseph D. Crocker
Paul M. Fleetwood, III
James Y. Preston
Date: March 11, 2008

Summary Compensation Table
The following table shows the compensation we paid for 2007 and 2006 to our principal executive officers, principal financial officer and three other most highly compensated executive officers. We refer to these individuals as our “named executive officers.”

						Change in
					Non-Equity	Pension Value
					Incentive	& Nonqualified
Name and					Plan	Deferred	All Other
Principal				Option	Compensation	Compensation	Compensation
Position	Year	Salary	Bonus (1)	Awards	(2)	Earnings (3)	(4, 5)	Total
(a)	(b)	(c)	(d)	(f)	(g)	(h)	(i)	(j)
Charles M. Snipes	2007	$330,000	$—	$1,256	$—	$1,631	$37,822	$370,709
Chief Executive	2006	$330,000	$21,656	$2,647	$108,281	$29,476	$63,213	$555,273
Officer of the Company and the Bank

R. Scott Anderson	2007	$200,000	$—	$2,169	$—	$64,045	$21,217	$287,431
President of the Company	2006	$185,000	$10,406	$3,362	$52,031	$62,599	$32,847	$346,245
and the Bank; Chief Operating Officer of the Bank

Kirby A. Tyndall	2007	$160,000	$—	$754	$—	$60,394	$16,905	$238,053
Secretary, Treasurer and	2006	$150,000	$8,438	$1,588	$42,189	$59,275	$26,416	$287,906
Chief Financial Officer of the Company, the Bank and Granite Mortgage

Gary L. Lackey	2007	$152,655	$—	$—	$47,607	$—	$7,234	$207,496
President and Chief	2006	$144,655	$—	$—	$42,585	$—	$7,500	$194,740
Executive Officer of Granite Mortgage

D. Mark Stephens	2007	$131,250	$—	$—	$—	$29,187	$13,334	$173,771
Senior Vice President and	2006	$125,000	$5,859	$—	$29,296	$28,830	$21,760	$210,745
Chief Information Officer of the Bank
2007 and 2006 compensation for named executive officers did not include any compensation for bonuses, other than the incentive bonuses disclosed in Notes (1) and (2), stock awards, or option awards.

Notes:	(1)	Discretionary incentive bonus resulting from change in method for computing deposit growth.

	(2)	Executive incentive bonuses

	(3)	Change in actuarial present value of the officer’s benefits under the officers’ SERP. See “Supplemental Executive Retirement Plan” below. For Mr. Snipes, also includes the amount of interest on non-qualified deferred compensation that is considered “abovemarket” under SEC rules. For 2007, Mr. Snipes had a decrease of $46,887 in the actuarial present value of his officers’ SERP benefits.

	(4)	Amounts we contributed to the officer’s profit-sharing plan account (for Mr. Snipes, Mr. Anderson, Mr. Tyndall and Mr. Stephens) or 401(k) plan account (for Mr. Lackey). For Mr. Snipes, also includes $19,822 and $30,213 for 2007 and 2006, respectively that we contributed to his profit-sharing SERP account. For Mr. Anderson, includes $3,217 for 2007 that we contributed to his profit-sharing SERP account.

	(5)	The total incremental cost to us of the perquisites that we provided to the named executive officers was less than $10,000 for each officer.

Employment and Non-Competition Agreement with Granite Mortgage CEO
Our subsidiary Granite Mortgage is party to an employment and non-competition agreement with its CEO, Mr. Lackey. The agreement has a rolling term of 1,094 days, or approximately three years. It provides that Mr. Lackey will earn a base salary of $13,000 per month, plus a monthly automobile allowance of $600 and monthly club dues of $185 (plus expenses as permitted by general company policies).
The agreement also provides for a monthly incentive payment to Mr. Lackey. For 2007 and 2006, the agreement spelled out the formula for calculating the monthly incentive, as follows:
(1)	5% of the first $500,000 of net operating income before income taxes;

(2)	10% of the net operating income before taxes greater than $500,000 and less than or equal to $2,000,000; and

(3)	12% of the net operating income before taxes greater than $2,000,000.
Column (g) above shows the total amount of the monthly incentive payments to Mr. Lackey in 2007 and 2006 under this formula.
If we terminate Mr. Lackey’s employment, other than for cause, we will owe him his salary and incentive payments for the remaining three-year term. For an estimate of the amounts Granite Mortgage could be obligated to pay Mr. Lackey in this situation, and a brief description of the non-competition and non-solicitation obligations that the agreement imposes on Mr. Lackey, see “Potential Payments Upon Termination or Change of Control — Employment and Non-Competition Agreement with Granite Mortgage CEO.”
Profit-Sharing SERP
The amount reported for Mr. Snipes in column (i), “All Other Compensation,” includes $19,822 and $30,213 we contributed to his account in our profit-sharing supplemental executive retirement plan, or profit-sharing SERP, for 2007 and 2006, respectively. The amount reported for Mr. Anderson in column (i), “All Other Compensation,” includes $3,217 we contributed to his account in our profit-sharing SERP for 2007. Under this plan, we make profit-sharing contributions each year based on cash compensation above the federal tax code limits that apply to our tax-qualified profit sharing plan. Each employee of the bank whose cash compensation for a particular year exceeds those federal tax code limits automatically participates in the profit-sharing SERP for that year. For 2007, only Mr. Snipes, Mr. Anderson and one other employee participated in the plan. For 2006, only Mr. Snipes and one other employee participated in the plan. The following table provides more information about Mr. Snipes’ and Mr. Anderson’s plan accounts.
Nonqualified Deferred Compensation

		Executive	Registrant	Aggregate	Aggregate
		Contributions	Contributions	Earnings	Withdrawals/	Aggregate
		During	During	During	Distributions	Balance at
Name		The Year	The Year (1)	The Year	During The Year	12/31/2007
(a)		(b)	(c)	(d)	(e)	(f)
Charles M. Snipes	2007	$—	$19,822	$8,606	$—	$178,882
	2006	$—	$30,213	$9,178	$—	$150,454 (2)

R. Scott Anderson	2007	$—	$3,217	$—	$—	$3,217
	2006	$—	$—	$—	$—	$—

(1)	This amount is reported in column (i) of the summary compensation table.

(2)	Of this amount, $78,494 has been reported in the summary compensation table in proxy statements for years prior to 2006.

Each participant’s profit-sharing SERP account earns interest, compounded monthly, at a rate that the board of directors establishes. For 2006 and January through June of 2007, the board set the interest rate at 8%. Column (h) of the summary compensation table includes the amount by which this rate of interest exceeded 120% of the applicable federal long-term rate for 2006 and the first six months of 2007. On June 29, 2007, the balances were moved to an outside fund manager and have since earned an interest rate as those prevailing at the same time for comparable transactions with nonaffiliates.
A participant generally may not receive any portion of his profit-sharing SERP account prior to terminating employment with us. Upon a participant’s termination, we will distribute his account to him, or begin distributing it, if he is at least 65, or if he is at least 50 and has seven years of service. We will also begin distributions if the participant terminates because of a permanent disability. Otherwise, we will not make any distributions of the participant’s account until he turns 65. In 2006, each participant could choose whether to receive his profit-sharing account distribution in a lump sum or in installments. However, to comply with federal tax rules we must amend the agreements in 2008 so that they provide for a fixed payment date or schedule for each participant.
Grant of Plan-Based Awards
Mr. Lackey’s employment agreement dictated the terms of his bonus awards for 2007 and 2006. No bonuses were paid to the other four named executive officers under our incentive bonus plan during 2007. The following table provides information about the bonus opportunity for each of these four officers for 2007.

		Estimated Future Payouts
		Under Non-Equity Incentive
		Plan Awards
Name		Threshold	Target	Maximum
(a)		(c)	(d)	(e)
Charles M. Snipes	2007	$86,625	$115,500	$144,375

R. Scott Anderson	2007	$45,000	$60,000	$75,000

Kirby A. Tyndall	2007	$36,000	$48,000	$60,000

Gary L. Lackey	2007	(1)	(1)	(1)

D. Mark Stephens	2007	$24,609	$32,813	$41,016

(1)	The formula under which Mr. Lackey’s incentive bonus award was calculated does not have a target, threshold or maximum award.
Bonus awards under our annual bonus plan are tied directly to our corporate performance. For the 2007, as in 2006, awards, the board of directors established objective goals under the plan for five measures of corporate performance and communicated them to plan participants in January of both years. For each measure, the board also assigned a specific weight, i.e., the percentage of the participants’ total bonuses that the measure would contribute. These performance goals and weightings were:

2007
Earnings per share	45%
Loan growth	15%
Deposit growth	15%
Return on average equity	15%
Loan loss provisions	10%

For each measure, the board established a performance level below the target and a performance level above the target. The lower or threshold performance level was the level below which no participant would receive a bonus based on that measure, and the higher or maximum performance level corresponded to the maximum bonus payments for the measure. At the time the board set these performance tiers, it believed performance at the target level for each measure was more likely than not. It believed performance at the lower level was probable, and that performance at the higher level (corresponding to bonuses at 125% of target) was possible.
The board also communicated to each participant a total cash bonus target, expressed as a percentage of base salary. The percentages of salary increased with the level of the job. Each participant had the opportunity to earn:
•	75% of his target bonus for corporate performance at or above the threshold level but below the target,

•	100% of his target bonus for performance at or above the target level but below the maximum level, and

•	125% of his target bonus for performance at or above the maximum level.
The table above shows the threshold, target and maximum bonus for each named executive officer.
The formula for determining the Granite Mortgage CEO’s incentive bonus for 2007 is set out in his employment agreement. Under this formula, Mr. Lackey earns a monthly bonus that is equal to a percentage of Granite Mortgage’s earnings before income taxes. See “Employment and Non-Competition Agreement with Granite Mortgage CEO.”
No bonuses were awarded in 2007 because we did not meet our performance goals.
Outstanding Equity Awards at Fiscal Year-end
The following table provides information about the stock options our named executive officers held as of the end of 2007.
OPTION AWARDS

		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option	Option
		Options	Options	Exercise	Expiration
Name		Exercisable	Unexercisable	Price	Date
(a)		(b)	(c)	(e)	(f)
Charles M. Snipes	(1)	6,836		$18.94	05/11/2008

R. Scott Anderson	(2)	5,000	1,250	$14.20	05/10/2009

Kirby A. Tyndall	(1)	4,882		$18.94	05/11/2008

Gary L. Lackey	(1)	1,953		$18.94	05/11/2008

D. Mark Stephens	(1)	1,172		$20.08	06/15/2008
No stock options were granted to named executive officers during 2007.

(1)	All outstanding options were vested as of December 31, 2007.

(2)	5,000 options were vested as of December 31, 2007; 1,250 will vest on May 10, 2008.

Option Exercises and Stock Vested
This table provides information about stock option exercises by the named executive officers in 2007.
OPTION AWARDS

		Number of	Value
		Shares	Realized
		Acquired	On
Name		On Exercise	Exercise
(a)		(b)	(c)
Charles M. Snipes	2007	6,836	$22,285

R. Scott Anderson	2007	—	$—

Kirby A. Tyndall	2007	4,882	$20,358

Gary L. Lackey	2007	—	$—

D. Mark Stephens	2007	—	$—
Supplemental Executive Retirement Plan
We provide a non-tax-qualified supplemental retirement plan for our executive officers who are employees of the bank. We call this plan the “officers’ SERP.” The officers’ SERP is a defined benefit plan under which participants will receive annual retirement benefits. Some participants will receive their benefits for 10 years; others will receive an annual benefit for life. All of the named executive officers who participate and vest in this plan will receive benefits for life. Each named executive officer’s annual benefit will be a fixed amount for a certain number of years and then will fluctuate based on the performance of one or more universal insurance policies that we purchased on his life. In December 2007, the board of directors approved an amendment to discontinue the post-retirement death benefit payment, effective January 1, 2008.
The following table shows the actuarial present value of each named executive officer’s projected benefits under the plan. This is the lump sum value, as of December 31, 2007, of the estimated total benefits that we will pay the officer under the plan, assuming he retires at his normal retirement age (which is the earliest age at which his benefits will not be reduced). The actuarial present value is an estimate only. Each officer’s actual benefits under the officers’ SERP will depend on when he retires or otherwise leaves the company and on the performance of the underlying life insurance policies. In computing the actuarial present value for each officer, we used a 6% discount rate and assumed that the underlying life insurance will continue to generate the same tax-adjusted return as it generated when we purchased it. This latter assumption also forms the basis for the officer’s fixed annual benefits under the plan (as described below).

Pension Benefits

			Number	Present
			of Years	Value of	Payments
		Plan	Credited	Accumulated	During Last
Name		Name	Service	Benefit	Fiscal Year
(a)		(b)	(c)	(d)	(e)
Charles M. Snipes	2007	Officers’	7	$616,613	$—

R. Scott Anderson	2007	Officers’	3	$392,943	$—

Kirby A. Tyndall	2007	Officers’	7	$235,047	$—

D. Mark Stephens	2007	Officers’	7	$127,505	$—
Under the lifetime benefit provision of the officers’ SERP, Mr. Anderson and Mr. Tyndall each will receive a fixed annual benefit amount for 10 years after they retire. For Mr. Stephens, this fixed benefit period is nine years; for Mr. Snipes, it is eight years. In each case, after the end of the fixed benefit period, the officer’s annual benefit under the plan will be the tax-adjusted return on the underlying life insurance for that year, minus our opportunity cost to purchase the insurance (adjusted, if applicable, as described below). We call this variable annual benefit the “indexed benefit” and the period during which we pay it the “indexed benefit period.” We do not control the amount of any officer’s indexed benefit because it derives from the insurance return, which the insurance companies determine. However, during the indexed benefit period, we will adjust each officer’s indexed benefit each year, either up or down, until the total amount of plan benefits paid to the officer to date (fixed benefits plus indexed benefits) equals the total indexed benefits to date.
Twenty percent of each officer’s benefits under the officers’ SERP vests each year beginning with his third year of service with us. This means each officer is 100% vested in his plan benefits after seven years of service. In addition, each officer automatically would become 100% vested under certain circumstances. See “Potential Payments Upon Termination or Change of Control - Officers’ SERP.”
The normal retirement age under the plan is 65 for Mr. Anderson, Mr. Tyndall and Mr. Stephens and 73 for Mr. Snipes. Vested participants may terminate and begin receiving their plan benefits as early as age 50, however, with a 6.67% reduction in benefit for each year that benefits start prior to normal retirement age.
Annual plan benefits are payable in a lump sum in cash.
Because the officers’ SERP is a non-qualified plan, its benefits are unsecured and a participant’s claim for benefits under the plan is no greater than the claim of a general creditor. Each year, however, we accrue an amount for each participant’s plan benefit as an expense on our financial statements. We refer to the aggregate amount that we have accrued for a participant at any particular point as his “accrued liability reserve account.” The amount in a participant’s accrued liability reserve account affects his death and disability benefits under the plan. See “Potential Payments Upon Termination or Change of Control — Officer’s SERP.”
Potential Payments Upon Termination or Change of Control
This section contains information about agreements that provide for compensation to our named executive officers in connection with their termination.
Change of Control Agreements
We are party to change of control agreements with all of our named executive officers except Mr. Lackey. The purpose of these agreements is to encourage the officers to carry out their duties in the event of a possible change in the control of our company or the bank. The agreements are not ordinary employment agreements. Unless there is a change of control (as defined in the agreements), they do not provide any assurance of continued employment, or any severance.

Under these agreements, any of the following events would be a “change of control”:
•	any person, entity or group becoming the beneficial owner of 50% or more of any class of voting securities of our company or the bank, or otherwise acquiring control of the election of a majority of our directors or the bank’s directors;

•	a corporate transaction, such as a merger, of our company or the bank after which our company or the bank is not the surviving corporation and our existing stockholders, or those of the bank, own less than a majority of the voting securities of the surviving entity; or

•	the sale or other transfer of all or substantially all of our assets or the bank’s assets to any person, entity or group.
Each agreement generally provides for the officer’s employment to continue for a specified period of time following the change of control. The specified employment continuation periods for the four named executive officers are as follows:

Snipes	3 years
Anderson	3 years
Tyndall	3 years
Stephens	2 years
If we or our successor terminated the employment of any of these officers during his continuation period, other than for “cause,” or he voluntarily terminated his employment for a “good reason” (in each case as defined in the agreement), the officer would be entitled to payments and benefits as set out in his agreement. He also would be entitled to these payments and benefits if he were terminated, other than for “cause,” and we or the bank agreed to or completed a change of control within six months after his termination.
In each case, we would owe the officer the following payments and benefits:
•	A specified multiple of his annual base salary. The multiples for the four named executive officers are:

Snipes	3
Anderson	3
Tyndall	3
Stephens	2
•	The same multiple of his average incentive bonus for the prior three years.

•	Continuation of all benefits for a specified number of years, or the cash equivalent. The number of years in each case is the same as the officer’s multiple. The benefits to be continued (or cashed out) include vacation and personal leave; participation and vesting in stock option plans, profit sharing and supplemental retirement benefit plans; medical, disability, life and accident coverage; and payment of continuing education and other professional fees.
However, any payments that would be considered “parachute payments” under the federal tax code would be modified or reduced to the extent necessary to avoid a federal excise tax on the officer or the disallowance of our federal income tax deduction.
Each officer also would be entitled to reimbursement of any fees and expenses incurred to successfully enforce the terms of his agreement with us.

The following table estimates the total amounts we would owe the four named executive officers under these agreements if there had been a change in control, and they had been terminated, on December 31, 2007.

		Salary	Bonus	Continuation
Name		continuation	continuation	of Benefits	Total
Charles M. Snipes	2007	$990,000	$202,852	$155,415	$1,348,267

R. Scott Anderson	2007	$600,000	$92,437	$277,782	$970,219

Kirby A. Tyndall	2007	$480,000	$76,052	$236,991	$793,043

D. Mark Stephens	2007	$262,500	$34,218	$86,624	$383,342
The agreements currently permit the officers to choose whether to receive these payments in a lump sum or a fixed number of equal monthly payments (24 for Mr. Stephens; 36 for Mr. Anderson, Mr. Snipes and Mr. Tyndall). However, to comply with federal tax rules we must amend the agreements in 2008 so that each provides for a fixed payment date or schedule.
Officers’ SERP
          Change of control benefit
If a participant in our officers’ SERP were terminated without “cause” (as defined in the agreement), or voluntarily resigned, at any time after a change of the control of the bank, the officer would receive his benefits under the officers’ SERP, beginning at his normal retirement age, as if he had remained employed with us until that time.
For Mr. Snipes, Mr. Stephens and Mr. Tyndall, the cumulative transfer of more than 50% of the voting stock of the bank or our company to any person, entity or group would be a “change of control” under their SERP agreements. For Mr. Anderson, any of the following events would be a “change of control”:
•	acquisition by a person or group of more than 50% of the value or voting power of the bank’s stock;

•	acquisition in a period of 12 months or less of 35% or more of the bank’s stock by a person or group;

•	replacement of a majority of the bank’s board in a period of 12 months or less by directors who were not endorsed by a majority of the then current board members; or

•	acquisition in a period of 12 months or less of 40% or more of the bank’s assets by an unrelated entity.
If an officer is fully vested in his benefits under the officers’ SERP, we believe the actuarial present value of the total benefits he would receive under the plan in the event of termination (other than for cause) after a change of control is approximately the same as he would receive in the event of termination (other than for cause) with no change of control. For those amounts, see “ - Supplemental Executive Retirement Plan,” above.
By contrast, if an officer is not fully vested in his plan benefits, his termination without cause after a change of control would trigger early vesting. Of the four named executive officers who participate in the officers’ SERP, only Mr. Anderson was not fully vested as of December 31, 2007. If he had been terminated on that date after a change of control, he automatically would have become fully vested in his benefits under the plan. If Mr. Anderson had been terminated on that date with no change of control, he would have been vested only in 20% of that benefit amount, or $78,589.

          Death benefit
As of December 31, 2007, we provided a death benefit under the officers’ SERP that is payable to each participant’s designated beneficiary or estate. For Mr. Snipes, the death benefit would have consisted of the amount in the officer’s accrued liability reserve account plus ten annual payments. For Mr. Anderson, Mr. Stephens and Mr. Tyndall, the death benefit would have been the amount in his accrued liability reserve account. The total death benefit payments that we would have owed had these officers died on December 31, 2007 are as follows:

		2007
Snipes	*	$1,813,589
Anderson		$78,589
Tyndall		$235,047
Stephens		$127,505

*	We would owe Mr. Snipes the amount in his accrued liability reserve account ($616,613) plus his six fixed benefit payments ($712,784) plus four indexed benefit payments. We have estimated that these indexed benefit payments would total $484,192. Of this total for Mr. Snipes, $484,192 is an estimate.
The officers’ SERP has been amended to discontinue the post-retirement death benefit payment effective January 1, 2008 .
We have also entered into split dollar life insurance agreements with the officers who participate in the officers’ SERP. Under each of these agreements, upon the officer’s death, we will pay the officer’s beneficiary two times his salary or, if less, the combined death benefit in excess of cash value under the insurance policy or policies we own on his life. This benefit, like the officers’ SERP benefits, vests 20% per year, beginning with the officer’s third year of service, and if fully vested after seven years of service. We will pay the vested benefit amount if the officer dies while employed with us or after retiring or terminating service due to a disability. If the officers had died on December 31, 2007, we estimate that we would have owed them the following amounts (each of which is equal to two times the officer’s 2007 salary):

2007
Snipes	$660,000
Anderson	$400,000
Tyndall	$320,000
Stephens	$262,500
          Disability benefit
We also provide disability benefits under the officers’ SERP. If either Mr. Anderson, Mr. Stephens or Mr. Tyndall terminated employment due to a disability, we would deposit the amount of his accrued liability reserve account into a trust. We would also deposit into that trust a disability insurance policy that we have purchased. The trust would begin paying out to the officer at his normal retirement age. We designed this program to provide the officer with the same benefits he would have received under the officers’ SERP if he had remained employed with us until his normal retirement age (for those benefit amounts, see “ — Supplemental Executive Retirement Plan,” above). However, there is no guarantee that the amount in the trust at the officer’s normal retirement age would fund this exact level of benefits.
Mr. Snipes does not participate in this disability program. Under his officers’ SERP agreement, if he terminated employment due to a disability, he would simply receive his benefits under the officers’ SERP, beginning at his normal retirement age, as if he had remained employed with us until that time.
Employment and Non-Competition Agreement with Granite Mortgage CEO
If Granite Mortgage were to terminate Mr. Lackey’s employment without “cause,” as defined in his employment and non-competition agreement, Granite Mortgage would continue to pay Mr. Lackey his salary and bonus through the end of the agreement’s three-year term. For example, if the termination without cause had occurred December 31, 2007, we estimate that Granite Mortgage would pay Mr. Lackey the following amounts through the end of 2010:

Salary continuation	$468,000
Bonus continuation (estimated)	$142,821

Total (estimated)	$610,821

In this estimate, we have assumed that Mr. Lackey’s bonus for the three-year continuation period would be three times his bonus for 2007.
The agreement defines “cause” as
•	carrying out a wrongful act that does have or could have an adverse effect on the business, operations, financial condition or reputation of Granite Mortgage, or

•	failing to perform diligently the duties required under the agreement, and not curing that failure within 30 days after notice from Granite Mortgage.
If Granite Mortgage were to terminate Mr. Lackey’s employment for either of these reasons, it would not owe him any salary or bonus after the date of termination.
In exchange for the salary, bonus and benefits that Granite Mortgage has agreed to pay Mr. Lackey under the agreement, he has made three promises:
•	He will not use or reveal any trade secret of the company, directly or indirectly, either during or after his employment.

•	During his employment and for two years after termination, he will not compete, directly or indirectly, with Granite Mortgage or any of its affiliates (including our company and the bank) within 50 miles of any of our offices without the written consent of our board.

•	For two years after his termination, he will not solicit business in competition with Granite Mortgage from any customer or potential customer he contacted while employed with Granite Mortgage.
However, the agreement specifies that Mr. Lackey will not be bound by either of the last two promises:
•	upon the sale or transfer of all or substantially all of our assets (other than to an affiliate) or a transaction in which a person or entity acquires more than 50% of our voting stock;

•	with regard to Mr. Lackey’s ownership and passive involvement in the operations of and business conducted by Salem Mortgage Corporation (including acting as chairman of the board of directors), so long as Salem Mortgage Company’s business consists of the dealing of subprime paper (as defined in the agreement); and

•	with regard to Mr. Lackey’s involvement in the dealing of subprime paper upon termination of his employment without cause.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The following directors served on the Compensation Committee during 2007: Hugh R. Gaither, Chairman, Joseph D. Crocker, Paul M. Fleetwood, III, and James Y. Preston. None of the members of the committee are officers or employees, and there were no interlocks for 2007.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS
The following table sets forth information as of December 31, 2007 with respect to the shares that may be issued under our existing equity compensation plans.
Equity Compensation Plan Information

Number of Securities
Remaining Available for
	Number of Securities To	Weighted-Average	Future Issuance Under
	Be Issued Upon Exercise	Exercise Price	Equity Compensation
	Of Outstanding Options,	Of Outstanding Options,	Plan (excluding securities
	Warrants and Rights	Warrants and Rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	153,837	$13.08	743,500
Equity compensation plans not approved by security holders	none	none	none
Total	153,837	$13.08	743,500
TRANSACTIONS WITH OFFICERS AND DIRECTORS
Our Board of Directors generally reviews related party transactions, although we have not historically had formalized policies and procedures regarding the approval of related party transactions, except in connection with banking transactions. We have had, and expect to have in the future, banking transactions in the ordinary course of our business with directors, officers, and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others; and, in the opinion of our management, these transactions do not and will not involve more than the normal risk of collectibility or present other unfavorable features. Loans made to officers and directors are in compliance with federal banking regulations and therefore are exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002. Prior approval by a majority of the Board of Directors is required for extensions of credit to officers and directors if the credit, when aggregated with the amounts of all other extensions of credit to that person and to all related interests of that person, (i) exceeds the higher of $25,000 or 5% of the bank’s unimpaired capital and unimpaired surplus; or (ii) exceeds $500,000. In addition, the aggregate amount outstanding to an executive officer cannot exceed the higher of 2.5% of the Bank’s unimpaired capital and unimpaired surplus up to $100,000, excluding financing for first lien on residence or children’s education. Our practice has been to obtain prior Board of Directors’ approval for all extensions of credit to officers and directors. Officers and directors cannot vote, and cannot directly or indirectly influence the voting for their extensions of credit.
In September 2003, we entered into commercial leases with Salem Investors, LLC, a company in which the chief executive officer of Granite Mortgage owns a substantial interest. The leases were entered into for the purpose of providing a community banking facility to the Bank and a mortgage banking facility to Granite Mortgage in Winston-Salem, North Carolina. The lease terms commenced on September 1, 2004, and each lease has an initial term of seven years. In 2007, the monthly lease payment was $5,625 for the banking facility and $16,875 for the mortgage banking facility. Based on a fairness opinion obtained from an independent third party expert, we believe that the leases are on terms comparable to lease terms for similar properties in the Winston-Salem area.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our Common Stock, to file with the Securities and Exchange Commission initial reports of ownership of our Common Stock and reports of changes in ownership. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of the Section 16(a) reports furnished to us, all Section 16(a) filings required of our directors and executive officers for 2007 were made, to our knowledge and belief, in a timely manner, except for a Form 4 filing by director James Y. Preston, which was due February 4, 2007 and was filed February 7, 2007, and a Form 4 filing by executive officer Jefferson C. Easley, which was due July 18, 2007 and was filed July 19, 2007.
RATIFICATION OF SELECTION OF ACCOUNTANTS
(Proposal 2)
The Audit Committee has selected the firm of Dixon Hughes PLLC as independent Certified Public Accountants to audit the consolidated financial statements of the Company for the year ending December 31, 2008. The firm is to report on the Company’s consolidated balance sheets, and related consolidated statements of income, comprehensive income, cash flows, and changes in stockholders’ equity, and to perform such other appropriate accounting services as may be required by the Board of Directors. It is expected that representatives of Dixon Hughes PLLC, who also served as the Company’s accounting firm for the 2007 audit, will be present at the Annual Meeting. They will be provided with an opportunity to make a statement if they desire to do so and to answer appropriate questions which may be raised at the meeting.
The following table summarizes the aggregate fees billed to the Company by Dixon Hughes PLLC:

	2007	2006
Audit fees (a)	$396,964	$256,825
Audit-related fees (b)	70,875	67,900
Tax fees (c)	20,000	—

Total	$487,839	$324,725

(a)	Fees for audit services billed in 2007 and 2006 consisted of:
•	Audit of the Company’s annual financial statements.

•	Assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404.

•	Reviews of the Company’s quarterly financial statements.

•	Consents and other services related to SEC matters
(b)	Fees for audit-related services billed in 2007 and 2006 consisted of:

•	Employee benefit plan audits.

•	Regulatory audits for Granite Mortgage
(c)	Fees for tax services billed in 2007 and 2006 consisted of:
•	Tax compliance services, which are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:
i.	Federal and state income tax return assistance

ii.	Review of quarterly estimated tax payments
In considering the nature of the services provided by Dixon Hughes PLLC , the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Dixon Hughes PLLC and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval
All of the services performed by Dixon Hughes PLLC in 2007 were pre-approved in accordance with the pre-approval policies and procedures adopted by the Audit Committee at its February 12, 2007, meeting. The policy describes the permitted audit, audit-related, tax, and other services that the independent auditor may perform. The policy requires that prior to the performance of any audit related services, a description of the services expected to be performed by the independent auditor during the fiscal year to be presented to the Audit Committee for approval.
The Board of Directors unanimously recommends that the stockholders ratify the appointment of Dixon Hughes PLLC as the Company’s independent certified public accountants for the year ending December 31, 2008 by voting FOR Proposal 2. In the event that the stockholders do not ratify the appointment of Dixon Hughes PLLC, then the Audit Committee will reconsider the appointment.
PROPOSALS FOR 2009 ANNUAL MEETING OF STOCKHOLDERS
From time to time, individual stockholders may wish to submit proposals which they believe should be voted upon by our stockholders. The Securities and Exchange Commission has adopted regulations which govern the inclusion of such proposals in our annual proxy materials. No such proposals were submitted for the 2008 Annual Meeting. Stockholder proposals intended to be presented at the 2009 Annual Meeting of Stockholders must be received by the Secretary of the Company at our executive office, 23 North Main Street, P.O. Box 128, Granite Falls, North Carolina 28630 no later than November 27, 2008 (which is 120 days prior to the expected date of the 2009 Proxy Statement) in order to be eligible for inclusion in our Proxy Ballot and Proxy Statement for the 2009 Annual Meeting.
OTHER BUSINESS
Our management knows of no other business to be presented at the Annual Meeting. If other matters should properly come before the meeting or any adjournment thereof, a vote may be cast pursuant to the accompanying Proxy in accordance with the judgment of the person or persons voting the same.
All stockholders are invited to attend our Annual Meeting of Stockholders on April 28, 2008 at 10:30 a.m., at the Holiday Inn — Select, 1385 Lenoir Rhyne Boulevard, S.E. (at Interstate 40, Exit #125), Hickory, North Carolina. At the meeting you may vote your shares in person. Even if you plan to attend, however, please sign and return your Proxy promptly. A Proxy may be revoked at any time before it is voted, and the giving of a Proxy will not affect the right of a stockholder to attend the meeting and vote in person.

By Order of the Board of Directors
Bank of Granite Corporation

/s/ Kirby A. Tyndall
Granite Falls, North Carolina	KIRBY A. TYNDALL
March 20, 2008	Secretary

***** SAMPLE BALLOT *****
☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	BANK OF GRANITE CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors.
The undersigned hereby appoints R. ScottAnderson, John N. Bray, and James Y. Preston, or each of them, as Proxies, each with the power to appoint his or her substitute and hereby authorizes each of them to represent and to vote as designated below all the shares of Common Stock held on record by the undersigned on March 7, 2008, at the Annual Meeting of Stockholders to be held on April 28, 2008, or any adjournment thereof.

Please be sure to sign and date this Proxy in the spaces below.	Date

Stockholder sign above	Co-holder (if any)
sign above

			With-	For All
		For	hold	Except

1.	ELECTION OF DIRECTORS	☐	☐	☐

R. Scott Anderson
John N. Bray
Joseph D. Crocker
Leila N. Erwin
Paul M. Fleetwood, III
Hugh R. Gaither
James Y. Preston
Boyd C. Wilson, Jr., CPA
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain

2.	THE RATIFICATION OF THE ACCOUNTING FIRM DIXON HUGHES PLLC as the Corporation’s Independent Certified Public Accountants for the year ending December 31, 2008.	☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon other such business as may properly come before the meeting.
SHARES OF COMMON STOCK OF THE CORPORATION WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED FOR PROPOSAL 1 TO ELECT THE BOARD OF DIRECTORS’ NOMINEES TO THE BOARD OF DIRECTORS, AND FOR PROPOSAL 2 TO RATIFY THE ACCOUNTING FIRM OF DIXON HUGHES PLLC AS THE CORPORATION’S AUDITORS AND OTHERWISE AT THE DISCRETION OF THE PROXY HOLDERS.

^^^Detach above card, sign, date and mail in postage paid envelope provided.^^^
BANK OF GRANITE CORPORATION
The above signed hereby acknowledges receipt of the Notice of Annual Meeting of the Stockholders of the Corporation called for April 28, 2008, a Proxy Statement for the Annual Meeting, the Annual Report on Form 10-K/A and the 2007 Annual Report to Stockholders.
Please sign EXACTLY as your name(s) appear(s) on this proxy card. When shares are held jointly, each holder should sign. When signing in a representative capacity, please give title.
YOUR VOTE IS IMPORTANT TO US!
PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY